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EXHIBIT 11


The following table sets forth the computation of basic and diluted earnings per share:


                                                        (Expressed in U.S. Currency)

                                                         Three months ended June 30,                Six months ended June 30,
                                                          2003                 2002                 2003                 2002
                                                      ------------         ------------         ------------         ------------
Numerator:
Net Income (loss)                                     $   (444,363)        $    474,898         $ (1,073,080)        $    (33,036)
Dividends on Series A preferred stock                         (772)                (772)              (1,535)              (1,535)
Dividends on Series B preferred stock                      (84,393)             (50,118)            (167,859)            (100,715)
                                                      ------------         ------------         ------------         ------------

Numerator for basic and diluted loss per
share loss available to common shareholders           $   (529,528)        $    424,008         $ (1,242,474)        $   (135,286)
                                                      ------------         ------------         ------------         ------------

Denominator:
Denominator for basic loss per share-
weighted average shares outstanding                     10,706,049           10,314,467           10,699,399           10,188,820
Effect of dilutive securities                                    -            1,405,000                    -            1,405,000
Warrants                                                         -              952,784                    -              952,784
                                                      ------------         ------------         ------------         ------------

Dilutive potential common shares denominator
for diluted earnings (loss) per share adjusted
weighter-average shares and assumed conversion          10,706,049           12,672,251           10,699,399           12,546,604

                                                      ------------         ------------         ------------         ------------

Basic earnings (loss) per share                       $      (0.05)        $       0.04         $      (0.12)        $      (0.01)
                                                      ------------         ------------         ------------         ------------

Diluted earnings (loss) per share                     $      (0.05)        $       0.03         $      (0.12)        $      (0.01)
                                                      ------------         ------------         ------------         ------------